FIRST AMENDMENT TO
SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is effective as of May 14, 2020 and is made by and between CornerCap Group of Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company (together with its successors in interest, “Atlantic FA”), and Atlantic Shareholder Services, LLC, a Delaware limited liability company (together with its successors in interest, “Atlantic TA”).

WHEREAS, the Trust, Atlantic FA, and Atlantic TA are parties to that certain Services Agreement dated April 1, 2015 (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, Atlantic FA and Atlantic TA seek the Trust’s approval of additional fees associated with the preparation and filing of Forms N-PORT and N-CEN, as required by the Reporting Modernization Rules, to cover the increased costs to Atlantic FA and Atlantic TA of providing such services; and

WHEREAS, the Trust’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	All references to Forms N-Q and N-SAR are hereby replaced with Forms N-PORT and N-CEN, respectively;

b.	Part I, Section 6 of Appendix A to the Agreement is hereby amended to include the following new paragraph (e) among the Fund Administration services rendered to the Trust:

(e) Store monthly liquidity classifications of each Fund investment and file with the SEC as required by Rule 22e-4 of the 1940 Act.

c.	In the Fee Schedule to the Agreement, the section entitled “Other Services and Fees” is hereby amended to include the following additional fees:

●	Rule 22e-4 support fee: [REDACTED] per year per fund

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

CORNERCAP GROUP OF FUNDS, INC.

By:	/s/Thomas E. Quinn
Name:	Thomas E. Quinn
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer